Exhibit 4.12

Shareholder Voting Proxy Agreement

This Shareholder Voting Proxy Agreement (hereinafter referred to as the “Agreement”) is entered into by the following parties on April 28, 2020:

1.Each shareholder listed in Annex I (hereinafter referred to as “Each Shareholder” individually and collectively)

2.Yunmi Hulian Technology (Guangdong) Co., Ltd. (hereinafter referred to as the “Sole Proprietor”)

Registered Address: No.1-7, North Side of the First Floor of Building A, No.2, North Xinxi 4th Road, Xiashi Village Committee, Lunjiao Sub-district Office, Shunde District, Foshan
Legal Representative: LI Xiang

3.Foshan Yunmi Electric Appliances Technology Co., Ltd. (hereinafter referred to as the “Company”)

Registered Address: No.2, North Xinxi 4th Road, Xiashi Village Committee, Lunjiao Sub-district Office, Shunde District, Foshan (The Second Floor of Building No.1 and the Fourth Floor of Building No.7)
Legal Representative: CHEN Xiaoping

(In this Agreement, the above parties are respectively referred to as a “Party” and collectively referred to as the “Parties”.)

WHEREAS:

1.	Each Shareholder is the existing registered shareholder of the Company and holds 100% equities in the Company; and
2.

Each Shareholder intends to delegate separately an individual designated by the Sole Proprietor to exercise their entire shareholder’s voting rights in the Company, and the Sole Proprietor intends to designate an individual to accept such delegation.

Accordingly, the Parties, by consensus, have agreed as follows:

Article 1 Delegation of Voting Rights

1.1

Each Shareholder hereby irrevocably authorizes the person or persons then designated by the Sole Proprietor (hereinafter referred to as the “Trustee”) to exercise on its behalf the following rights (hereinafter collectively referred to as the “Proxy Rights”) to which it is respectively entitled as a shareholder of the Company in accordance with the Articles of Association then in force:

(1)	to propose and attend shareholders’ meetings of the Company as the proxy of Each Shareholder in accordance with the Articles of Association of the Company;

(2)

to exercise the rights to vote on behalf of Each Shareholder on all matters requiring discussion and resolution at a shareholders’ meeting, including but not limited to the appointment and election of directors and other officers to be appointed and removed by the shareholders, and the sale or transfer of all or part of Each Shareholder’s equities in the Company;

(3)

other shareholder’s voting rights under the Articles of Association of the Company (including any other shareholder’s voting rights provided for under such Articles of Association of the Company as amended).

1.2

The Trustee shall perform its fiduciary duties within the scope of its authority hereunder in a prudent and diligent manner according to law; and Each Shareholder acknowledges and assumes liability for any legal consequences arising from the Trustee’s exercise of the aforementioned Proxy Rights.

1.3

Each Shareholder hereby acknowledges that the Trustee shall not be required to consult with them in advance when exercising the aforesaid Proxy Rights; however, the Trustee shall promptly inform Each Shareholder after each resolution or proposal to convene an extraordinary shareholders’ meeting has been made.

Article 2 Right to Know

2.1

For the purpose of exercising the Proxy Rights hereunder, the Trustee shall be entitled to know information about operations, business, customers, finances, employees, etc. of the Company and to access relevant information of the Company, and the Company shall cooperate fully in this regard.

Article 3 Exercise of Proxy Rights

3.1

Each Shareholder shall provide full assistance to the Trustee in the exercise of the Proxy Rights, including the timely signing of resolutions of the shareholders’ meetings or other relevant legal documents already made by the Trustee when necessary (e.g. to meet the requirements for filing documents as required for approval, registration and filing by governmental authorities).

3.2

If, at any time during the term hereof, the grant or exercise of the Proxy Rights hereunder cannot be fulfilled for any reason (other than default by Each Shareholder or the Company), the Parties shall immediately seek an alternative solution that most closely resembles the provision that cannot be fulfilled and, if necessary, sign a supplementary agreement to amend or adjust the terms hereof to ensure that the purposes hereof can continue to be fulfilled.

Article 4 Exemption and Compensation

4.1

The Parties acknowledge that in no event shall the Sole Proprietor be held liable or make any compensation, financial or otherwise, to the other Parties or to any third party in respect of the exercise of the Proxy Rights hereunder by any individual it has appointed.

4.2	Each Shareholder and the Company agree to indemnify and hold the Sole Proprietor harmless from all losses suffered or likely to be suffered by the Sole Proprietor as a result of the exercise of the Proxy Rights by the Trustee designated, including but not limited to any losses arising from litigation, recovery, arbitration, claims or administrative investigations or penalties by governmental authorities brought against it by any third party. However, if the loss is caused due to intentional or gross negligence of the Trustee, such loss shall not be indemnified.

Article 5 Representation and Warranty

5.1	Each Shareholder hereby separately represents and warrants as follows:
5.1.1

It has full and independent legal status and legal capacity and has been duly authorized to execute, deliver and perform this Agreement, and can independently act as a Party to the subject of litigation.

5.1.2

It has full power and authority to execute and deliver this Agreement and all other documents relating to the transactions described herein that it will execute, and has full power and authority to consummate the transactions described herein. This Agreement is legally and properly executed and delivered by it. It constitutes a legal and binding obligation on it and is enforceable against it in accordance with the terms hereof.

5.1.3

It is a legal shareholder of record of the Company at the time this Agreement becomes effective; and no third party rights exist in respect of the Proxy Rights other than those created by this Agreement and the “Equity Pledge Agreement” and the “Exclusive Option Agreement” entered into by Each Shareholder, the Company and the Sole Proprietor. Pursuant to this Agreement, the trustee may exercise the Proxy Rights fully and adequately in accordance with the Articles of Association of the Company in force at the time.

5.2	The Sole Proprietor and the Company hereby respectively represent and warrant as follows:
5.2.1

It is a limited liability company duly registered and legally subsisting under the laws of its place of incorporation, with independent corporate capacity; and has full and independent legal status and legal capacity to execute, deliver and perform this Agreement, and can independently act as a Party to the subject of litigation.

5.2.2

It has full power and authority within the Company to execute and deliver this Agreement and all other documents relating to the transactions described herein that it will execute, and has full power and authority to consummate the transactions described herein.

5.3	The Company further represents and warrants as follows:
5.3.1

Each Shareholder is a legal shareholder of record of the Company at the time this Agreement becomes effective; and no third party rights exist in respect of the Proxy Rights other than those created by this Agreement and the “Equity Pledge Agreement” and the “Exclusive Option Agreement” entered into by Each Shareholder, the Company and the Sole Proprietor. Pursuant to this Agreement, the trustee may exercise the Proxy Rights fully and adequately in accordance with the Articles of Association of the Company in force at the time.

Article 6 Term of Agreement

6.1	This Agreement shall take effect on the date duly signed by the Parties hereto; and it shall continue in force unless terminated in advance by written agreement of the Parties.
6.2

If any of Each Shareholder transfers all of its equities in the Company with prior consent of the Sole Proprietor, such Party will cease to be a party hereto, but the obligations and commitments of the other Parties hereunder will not be adversely affected thereby.

Article 7 Notice

7.1	Any notices, requests, demands and other communications required by or made under this Agreement shall be in writing and served on the Party concerned.
7.2

Such notices or other communications shall be deemed served upon dispatch if sent by facsimile or telex, upon personal delivery if delivered in person, or upon posting five (5) days after posting if sent by mail.

Article 8 Confidentiality Obligations

8.1

Notwithstanding the termination hereof, each Party shall maintain strict confidentiality of trade secrets, proprietary information, customer information and all other information of a confidential nature (collectively, the “Confidential Information”) concerning the other Party that becomes known to it in the course of the formation and performance hereof. The Party receiving the Confidential Information shall not disclose any Confidential Information to any other third party except with prior written consent of the Party disclosing the Confidential Information, as required by relevant laws and regulations or as requested to disclose to third parties by the place of listing of an affiliate of one Party; and the Party receiving the Confidential Information shall not use or indirectly use any Confidential Information except for the purpose of performance hereof.

8.2	The following information does not belong to Confidential Information:
(a)	Any information about which there is documentary evidence indicating that the recipient has previously become aware through legal means;
(b)	Any information that has entered the public domain through no fault of the recipient; or
(c)	Any information obtained legally by the recipient from other channels after receiving the information.
8.3

The recipient may disclose Confidential Information to its relevant employees, agents or professionals engaged by it, provided that the recipient ensures that such persons comply with relevant terms and conditions hereof, and assumes any liability arising from any breach of relevant terms and conditions hereof by such persons.

8.4	Notwithstanding any other provision hereof, the effect of this provision shall not be affected by the termination hereof.

Article 9 Liability for Breach

9.1

The Parties agree and acknowledge that if either Party (hereinafter referred to as the “Defaulting Party”) materially breaches any of the agreements made hereunder or materially fails to perform or delays in performing any of its obligations hereunder, it shall constitute a default hereunder (hereinafter referred to as the “Default”), and either of the other non-defaulting party (hereinafter referred to as the “Non-defaulting Party”) shall be entitled to require the Defaulting Party to correct or remedy the breach within a reasonable period of time. And if the Defaulting Party does not correct or remedy the breach within a reasonable period of time or within ten (10) days after the Non-defaulting Party has notified the Defaulting Party in writing and made a correction request, then:

9.1.1	If any shareholder or the Company is the Defaulting Party, the Sole Proprietor shall be entitled to terminate this Agreement and demand damages from the Defaulting Party; or
9.1.2

If the Sole Proprietor is the Defaulting Party, the Non-defaulting Party shall be entitled to demand damages from the Defaulting Party, but it shall not in any event be entitled to terminate or rescind this Agreement unless otherwise provided by law.

9.2	Notwithstanding any other provision hereof, the effect of the provisions of this Article shall not be affected by the termination hereof.

Article 10 Miscellaneous

10.1	This Agreement is made in Chinese with four (4) originals, one (1) copy for each Party hereto.
10.2	Laws of the PRC shall apply to the conclusion, entry into force, performance, amendment, interpretation and termination hereof.
10.3

Any dispute arising under and in connection with this Agreement shall be settled through negotiation by all the Parties. If the Parties fail to reach an agreement within thirty (30) days after the dispute arises, the dispute shall be submitted to China International Economic and Trade Arbitration Commission for arbitration in accordance with its arbitration rules in effect at the time. The place of arbitration shall be Beijing, the language used in the arbitration shall be Chinese, and the arbitral award shall be final and binding on all Parties hereto.

10.4

Any rights, powers and remedies conferred on the Parties by any provision hereof shall not preclude any other rights, powers or remedies to which such Party may be entitled under the provisions of law and other provisions hereunder, and the exercise by one Party of its rights, powers and remedies shall not preclude the exercise by such Party of its other rights, powers and remedies.

10.5

One Party’s failure to exercise or delay in exercising any of its rights, powers and remedies hereunder or at law (hereinafter referred to as “Such Rights”) will not result in a waiver of Such Rights, and any waiver of any single or partial exercise of such Party’s rights will not preclude any other exercise of Such Rights by such Party and any other exercise of such Party’s rights.

10.6	The headings of the articles hereof are for indexing purposes only and in no event shall such headings be used or affect the interpretation of the provisions hereof.

10.7

Each provision hereof shall be severable and independent of every other provision. If at any time any one or more of the provisions hereof shall become invalid, illegal or unenforceable, the validity, legality and enforceability of the other provisions hereof shall not be affected thereby.

10.8	Any amendment or supplement to this Agreement must be in writing and duly signed by the Parties hereto before taking effect.
10.9	Neither Party may assign any of its rights and/or obligations hereunder to any third party without prior written consent of the other Parties.

10.10 This Agreement shall be binding on legal successors of the Parties hereto.

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[Signing Page for Shareholder Voting Proxy Agreement]

IN WITNESS WHEREOF, the Parties hereto have caused this Shareholder Voting Proxy Agreement to be executed on the date first written above.

CHEN Xiaoping
Signature:	/s/ CHEN Xiaoping

Shenzhen Yungui Consulting Partnership (Limited Partnership) (Seal)

Signature:	/s/ CHEN Xiaoping
Name:	CHEN Xiaoping
Position:	Authorized signatory

Lequan Technology (Beijing) Co., Ltd. (Seal)

Signature:	/s/ CHEN Xiaoping
Name:	CHEN Xiaoping
Position:	Authorized signatory

Yunmi Hulian Technology (Guangdong) Co., Ltd. (Seal)

Signature:	/s/ LI Xiang
Name:	LI Xiang
Position:	Legal representative

Foshan Yunmi Electric Appliances Technology Co., Ltd. (Seal)

Signature:	/s/ CHEN Xiaoping
Name:	CHEN Xiaoping
Position:	Legal representative

Signing Page for Shareholders' Voting Rights Proxy Agreement

Annex I:

Company Profile

Company Name:	Foshan Yunmi Electric Appliances Technology Co., Ltd.
Registered address:	No.2, North Xinxi 4th Road, Xiashi Village Committee, Lunjiao Sub-district Office, Shunde District, Foshan (The Second Floor of Building No.1 and the Fourth Floor of Building No.7)
Registered Capital:	RMB 10 million
Legal Representative:	CHEN Xiaoping
Shareholding Structure:

Shareholder Name	Amount of Capital Contribution in Registered Capital (In RMB)	Ratio of Capital Contribution	ID Card Number/Unified Social Credit Code
CHEN Xiaoping	9,977,756.28	99.78%	******
Shenzhen Yungui Consulting Partnership (Limited Partnership)	22,243.72	0.22%	91440300MA5FRBGX9W
Total	10,000,000	100%	-

Annex I